DSW’s Affiliated Business Group and LOEHMANN’S Announce New Shoe Agreement

Columbus, OH and New York, NY—June 27, 2013. The Affiliated Business Group (ABG), a division of DSW Inc. (NYSE: DSW), and LOEHMANN’S announced a joint agreement this morning for ABG to operate as the sole supplier for the LOEHMANN’S footwear departments in its U.S. locations and e-commerce site loehmanns.com.

The initial roll out is expected to commence in a few stores starting December, 2013 with the balance of the chain and e-commerce launching in the first quarter of 2014. ABG will plan, procure, and deliver the entire women’s and men’s footwear inventory, while LOEHMANN’S will provide staffing for the shoe departments.

LOEHMANN’s Chief Executive Officer Steven Newman commented, “We are thrilled with our partnership with ABG. Through their association with DSW Inc., ABG’s expertise in creating a compelling assortment in footwear at everyday value will elevate our product offering to our savvy fashion conscious customers who already find great designers at amazing prices at our LOEHMANN’S stores as well as our web site.”

DSW Inc. President and CEO Mike MacDonald commented, “We look forward to partnering with LOEHMANN’S. Our broad supplier base, product knowledge and retail capability will support LOEHMANN’S brand positioning objectives. We are confident our partnership will bring our expertise and passion for footwear to LOEHMANN’S customers.”

Affiliated Business Group's SVP and General Manager Christopher Lanning added, “We are very pleased to partner with Steven and the LOEHMANN’S team. We are committed to customizing a fashion footwear assortment and shopping experience that will meet the footwear needs and desires of LOEHMANN’S customers.

About Affiliated Business Group

The Affiliated Business Group (ABG), a division of DSW Inc., partners with multi-category retailers in the development of strategies and business models designed to build seamless on-brand shoe assortments.  ABG provides our partners a new or improved pathway for profitable growth through line building, inventory management capabilities, and concept development.

About DSW Inc.
DSW Inc. is a leading branded footwear, handbag and accessories retailer that offers a wide selection of brand name and designer fashion for women, men, and kids.  As of June 25, 2013, DSW operates 377 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com.  DSW also supplies footwear to 347 leased locations in the United States under the Affiliated Business Group.  For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and like DSW on Facebook at http://www.facebook.com/DSW.
About LOEHMANN’S
LOEHMANN’S gives customers the edge on designer fashion with prices 30% to 65% off department stores every day. It's the store for people who love to save on straight-from-the-runway fashion from today's leading designers. With stores in eleven states and D.C in addition to loehmanns.com, we offer the most exciting discount shopping experience, tailor made for fashion aficionados. Women’s apparel, dresses, suits, sportswear, shoes, handbags, accessories, men’s, and more. For store locations, visit loehmanns.com.

Unlike department stores or fashion retailers, LOEHMANN’S selection is always changing so there's something new to discover every day. Our legendary Back Room, renowned for its special collection from the world's leading designers, has been the favorite fashion destination for generations of stylish women. It's the place where every day is an opportunity to find a unique fashion gem by one of the world's most coveted designers at a reduced price.

For further information: DSW Inc., Christina Cheng, Director, Investor Relations, (855) 893-5691.